EXHIBIT 4(b)

Thrift and Savings Plan for Employees of Sentinel Transportation, L.L.C.

THRIFT AND SAVINGS PLAN FOR EMPLOYEES OF SENTINEL

TRANSPORTATION, L.L.C.

AMENDED AND RESTATED

EFFECTIVE JANUARY 1, 2004

“Retirement Savings Contribution Participant”		11
“Rollover Contributions”		11
“Separation from Service”		11
“Spouse”		11
“Total Disability”		11
“Trust Agreement”		11
“Trustee”		11
“Valuation Date”		11
“Year of Service”		11

ARTICLE II TRANSITION AND ELIGIBILITY TO PARTICIPATE		12

2.1	Rights Affected and Preservation of Accrued Benefit	12
2.2	Eligibility to Participate	12
2.3	Election to Make Pre-Tax Contributions	13
2.4	Participation in Matching Contributions	13
2.5	Participation in Retirement Savings Contributions	13
2.6	Data	13

ARTICLE III CONTRIBUTIONS TO THE PLAN		14

3.1	Pre-Tax Contributions	14
3.2	Change of Percentage Rate	15
3.3	Discontinuance of Pre-Tax Contributions	16
3.4	Matching Contribution	16
3.5	Retirement Savings Contribution	16
3.6	Timing and Deductibility of Contributions	17
3.7	Fund	17
3.8	Safe Harbor Provisions	18
3.9	Maximum Allocation	18

ARTICLE IV PARTICIPANTS’ ACCOUNTS		21

4.1	Accounts	21
4.2	Valuation	21
4.3	Apportionment of Gain or Loss	21
4.4	Accounting for Allocations	21

ARTICLE V DISTRIBUTION		22

5.1	General	22
5.2	Separation from Service	22
5.3	Death	22
5.4	Valuation for Distribution	22
5.5	Timing of Distribution	23
5.6	Mode of Distribution	25
5.7	Beneficiary Designation	25
5.8	Rollover of Account to Other Plan	27
5.9	Transfers	29

ARTICLE VI VESTING		31

6.1	Nonforfeitable Amounts	31
6.2	Years of Service for Vesting	31
6.3	Breaks in Service and Loss of Service	32
6.4	Restoration of Service	33
6.5	Forfeitures and Restoration of Forfeited Amounts upon Reemployment	34

ARTICLE VII TREATMENT OF RETURNING VETERANS		35

7.1	Applicability and Effective Date	35
7.2	Definitions	35
7.3	Eligibility to Participate	35
7.4	No Break in Service	36
7.5	Vesting Credit	36
7.6	Restoration of Retirement Savings Contributions	36
7.7	Pre-Tax Contributions	37
7.8	Determination of Compensation	37
7.9	Restoration of Matching Contributions	38
7.10	Application of Certain Limitations	38
7.11	Suspension of Loan Repayments	38
7.12	Administrative Rules and Procedures	39

ARTICLE VIII ROLLOVER CONTRIBUTIONS		40

8.1	Rollover Contributions	40
8.2	Vesting and Distribution of Rollover Account	41

ARTICLE IX WITHDRAWALS		42

9.1	Withdrawals from After-Tax Contribution and Rollover Accounts	42
9.2	Withdrawals from Matching Contribution Account	42
9.3	Withdrawals from Retirement Savings Contribution Account	43
9.4	Withdrawals from Pre-Tax Contribution Account	43
9.5	Hardship Withdrawals	43
9.6	Amount and Payment of Withdrawals	46
9.7	Withdrawals Not Subject to Replacement	46
9.8	Pledged Amounts	46

ARTICLE X LOANS TO PARTICIPANTS		47

10.1	Loan Application	47
10.2	Amount of Loan	47
10.3	Terms of Loan	48
10.4	Enforcement	50
10.5	Additional Rules	50

ARTICLE XI ADMINISTRATION		51

11.1	Committee	51
11.2	Duties and Powers of Committee	51

11.3	Functioning of Committee	53
11.4	Indemnification	53

ARTICLE XII THE FUND		54

12.1	Designation of Trustee	54
12.2	Exclusive Benefit	54
12.3	No Interest in Fund	54
12.4	Trustee	54
12.5	Investments	54

ARTICLE XIII AMENDMENT OR TERMINATION OF THE PLAN		57

13.1	Power of Amendment and Termination	57
13.2	Merger	58

ARTICLE XIV TOP-HEAVY PROVISIONS		59

14.1	General	59
14.2	Definitions	59
14.3	Minimum Contribution for Non-Key Employees	63
14.4	Vesting	64
14.5	Social Security	64

ARTICLE XV GENERAL PROVISIONS		65

15.1	No Employment Rights	65
15.2	Governing Law	65
15.3	Severability of Provisions	65
15.4	No Interest in Fund	65
15.5	Spendthrift Clause	65
15.6	Incapacity	66
15.7	Withholding	66
15.8	Missing Persons	66

ARTICLE XVI RIGHTS OF ALTERNATE PAYEES		67

16.1	General	67
16.2	Distribution	67
16.3	Investment Direction	68
SCHEDULE A PARTICIPATING BARGAINING UNITS		A-1
SCHEDULE B PERIODIC PAYMENT OPTIONS		B-1
SCHEDULE C MINIMUM DISTRIBUTION REQUIREMENTS		C-1

WHEREAS, Sentinel Transportation, L.L.C. (the “Company”) adopted the Thrift Plan for Employees for Sentinel Transportation Company, effective January 1, 1996, for certain of its Employees, which plan was renamed the Thrift Plan for Employees of Sentinel Transportation, L.L.C.; and

WHEREAS, the Company desires to amend and restate the Thrift Plan for Employees of Sentinel Transportation, L.L.C. to reflect certain design changes, including the addition of a discretionary employer profit sharing contribution, effective January 1, 2004; and

WHEREAS, the Company desires to change the name of the plan to the Thrift and Savings Plan of Sentinel Transportation, L.L.C., effective January 1, 2004;

NOW, THEREFORE, effective January 1, 2004, the Thrift and Savings Plan for Employees of Sentinel Transportation, L.L.C. is continued, amended and restated as hereinafter set forth:

ARTICLE I

DEFINITIONS

Except where otherwise clearly indicated by context, the masculine shall include the feminine and the singular shall include the plural, and vice-versa. Any term used herein without an initial capital letter that is used in a provision of the Code with which this Plan must comply to meet the requirements of section 401(a) of the Code shall be interpreted as having the meaning used in such provision of the Code, if necessary for the Plan to comply with such provision. Any term used herein with an initial capital letter shall be defined as follows:

“Account” means the entries maintained in the records of the Trustee which represent the Participant’s interest in the Fund. The term “Account” shall refer, as the context indicates, to any or all of the following:

“After-Tax Contribution Account” — the Account to which are credited a Participant’s After-Tax Contributions, adjustments for withdrawals and distributions, and the earnings, losses and expenses attributable thereto.

“Matching Contribution Account” — the Account to which are credited Matching Contributions allocated to a Participant, adjustments for withdrawals and distributions, and the earnings, losses and expenses attributable thereto.

“Pre-Tax Contribution Account” — the Account to which are credited a Participant’s Pre-tax Contributions, adjustments for withdrawals and distributions, and the earnings, losses and expenses attributable thereto.

“Retirement Savings Contribution Account” — the Account to which are credited Retirement Savings Contributions allocated to a Participant, adjustments for withdrawals and distributions, and the earnings, losses and expenses attributable thereto.

“Rollover Account” — the Account to which are credited a Participant’s Rollover Contributions, adjustments for withdrawals and distributions, and the earnings, losses and expenses attributable thereto.

“Affiliated Company” means, with respect to any Participating Company, (a) any corporation that is a member of a controlled group of corporations, as determined under section 414(b) of the Code, which includes such Participating Company; (b) any member of an affiliated service group, as determined under section 414(m) of the Code, of which such Participating Company is a member; (c) any trade or business (whether or not incorporated) that is under common control with such Participating Company, as determined under section 414(c) of the Code; and (d) any other organization or entity which is required to be aggregated with the Participating Company under section 414(o) of the Code and regulations issued thereunder. “50% Affiliated Company” means an Affiliated Company, but determined with “more than 50%” substituted for the phrase “at least 80%” in section 1563(a) of the Code, when applying sections 414(b) and (c) of the Code.

“After-Tax Contributions” means a Participant’s after-tax contributions made to the Plan prior to January 1, 2004.

“Age” means, for any individual, his age on his last birthday, except that an individual attains Age 59 1/2 or Age 70 1/2 on the corresponding date in the sixth calendar month following the month in which his 59th or 70th (respectively) birthday falls (or the last day of such sixth month if there is no such corresponding date therein).

“Alternate Payee” shall mean any Spouse, former Spouse, child or other dependent of a Participant who is recognized by a domestic relations order (within the meaning of section 414(p)(1)(B) of the Code) as having a right to receive all, or a portion of, the benefits payable under the Plan with respect to such Participant.

“Benefit Commencement Date” means, for any Participant or beneficiary, the date as of which the first benefit payment, including a single sum, from the Participant’s Account is due, other than pursuant to a withdrawal under Article IX.

“Board of Managers” means the board of managers (or other governing body) of the Company or its delegate.

“Break in Service” means, for any Employee, any Computation Period described in Section 6.3.

“Code” means the Internal Revenue Code of 1986, as amended, and any regulations issued thereunder.

“Committee” means the Employee Benefits Board or other individuals appointed by the Board of Managers or by the Company (if any) to supervise the administration of the Plan, as provided in Article XI.

“Company” means Sentinel Transportation, L.L.C., and its successors.

“Compensation” means, for any Eligible Employee, for any applicable period:

(a) For purposes of Sections 2.3, 2.5, 3.1, 3.4 and 3.5, subject to the limitations set forth in Subsection (c) of this definition, the total compensation paid to a Participant for services rendered to a Participating Company, excluding any bonuses, but including Pre-Tax Contributions and salary deferrals under a plan described in section 125 or 132(f) of the Code.

(b) for all other purposes, subject to the limitations set forth in Subsection (d) of this definition, the Employee’s “compensation” as such word is defined in Treas. Reg. §1.415-2(d)(1) and (2) plus:

(1) Pre-Tax Contributions and other amounts excluded from gross income under section 125 (relating to cafeteria plans), 132(f)(4) (relating to qualified transportation fringe benefit plans), 402(e)(3) (relating to section 401(k) cash or deferred plans), 402(h)(1)(B) (relating to simplified employee pensions) or 403(b) (relating to tax-deferred annuities) of the Code; and

(2) compensation deferred under an eligible deferred compensation plan within the meaning of section 457(b) of the Code.

(c) With respect to any Plan Year, only compensation not in excess of the amount to which the $200,000 limit of Code section 401(a)(17) has been indexed shall be taken into account for purposes of this definition.

“Computation Period” means each 12-consecutive month period that begins on the Employee’s Employment Commencement Date or any anniversary thereof.

“Covered Employee” means any Employee who (a) is classified by a Participating Company as a common law employee of such Participating Company, and (b) is not covered by a collective bargaining agreement, unless such agreement specifically provides for participation hereunder (as set forth in Schedule A). A Covered Employee shall not include a person who is receiving severance pay, retainer, commission, or fee under contract. An individual who is not classified by a Participating Company as a common law employee shall not be a Covered Employee regardless of whether (1) the individual is considered an Employee by reason of being a leased employee (whether or not within the meaning of the definition of Leased Employee in this Article), (2) the individual is classified by a Participating Company as an independent contractor, or (3) for employment tax or other purposes, the individual is subsequently determined to be a common law employee, or not to be a leased employee (whether or not within the meaning of the definition of Leased Employee in this Article) or independent contractor. For purposes of determining eligibility under the Plan, the classification to which an individual is assigned by a Participating Company shall be final and conclusive, regardless of whether a court, a governmental agency or any entity subsequently finds that such individual should have been assigned to a different classification.

“Effective Date” means, except as otherwise provided herein, January 1, 2004, the effective date of this amended and restated Plan.

“Eligible Employee” means an Employee who has become an Eligible Employee as set forth in Section 2.2 and who is a Covered Employee at any applicable time.

“Employee” means an individual who is a common law employee of a Participating Company or an Affiliated Company. An individual who is not a common law employee of a Participating Company or Affiliated Company shall be deemed to be employed by such Company if he is a leased employee with respect to whose services such Participating Company or Affiliated Company is the recipient within the meaning of Code section 414(n) or 414(o), but to whom Code section 414(n)(5) does not apply.

“Employment Commencement Date” means, for any Employee, the date on which he is first entitled to be credited with an “Hour of Service” described in Paragraph (a)(1) of the definition of Hour of Service in this Article.

“Entry Date” means the first day of each calendar month.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Fund” means the fund established for this Plan, administered under the Trust Agreement, out of which benefits payable under this Plan shall be paid.

“Hour of Service” means, for any Employee, a credit awarded with respect to:

(a) except as provided in (b) or (c),

(1) each hour for which he is directly or indirectly paid or entitled to payment by a Participating Company or an Affiliated Company for the performance of employment duties; or

(2) each hour for which he is entitled, either by award or agreement, to back pay from a Participating Company or an Affiliated Company, irrespective of mitigation of damages; or

(3) each hour for which he is directly or indirectly paid or entitled to payment by a Participating Company or an Affiliated Company on account of a period of time during which no duties are performed due to vacation, holiday, illness, incapacity (including disability), jury duty, layoff, leave of absence, or military duty.

(b) For any period that includes any hours for which an Hour of Service would otherwise be credited to an Employee under (a), above, the Committee may, in accordance with rules applied in a uniform and non-discriminatory manner, elect instead to credit Hours of Service using one or more of the following equivalencies:

Basis Upon Which Records Are Maintained	Credit Granted to Individual For Period
Shift	actual hours for full shift
Day	10 Hours of Service
Week	45 Hours of Service
semi-monthly period	95 Hours of Service
Month	190 Hours of Service

(c) Anything to the contrary in Subsection (a) or (b) notwithstanding:

(1) No Hours of Service shall be credited to an Employee for any period merely because, during such period, payments are made or due him under a plan maintained solely for the purpose of complying with applicable workers’ compensation, unemployment compensation, or disability insurance laws.

(2) No more than 501 Hours of Service shall be credited to an Employee under Paragraph (a)(3) of this definition on account of any single continuous period during which no duties are performed by him, except to the extent otherwise provided in the Plan.

(3) No Hours of Service shall be credited to an Employee with respect to payments solely to reimburse for medical or medically related expenses.

(4) No Hours of Service shall be credited twice.

(5) Hours of Service shall be credited at least as liberally as required by the rules set forth in U.S. Department of Labor Reg. §2530.200b-2(b) and (c).

(6) In the case of an Employee who is such solely by reason of service as a leased employee within the meaning of section 414(n) or 414(o) of the Code, Hours of Service shall be credited as if such Employee were employed and paid with respect to such service (or with respect to any related absences or entitlements) by the Participating Company or Affiliated Company that is the recipient thereof.

“Investment Medium” means any fund, contract, obligation, or other mode of investment to which a Participant may direct the investment of the assets of his Account.

“Leased Employee” means any person (other than an Employee of a Participating Company or Affiliated Company) who pursuant to an agreement between a Participating Company or Affiliated Company and any other person (“leasing organization”) has performed services for a Participating Company or Affiliated Company (or for a Participating Company or Affiliated Company and related persons determined in accordance with section 414(n)(6) of the Code) on a substantially full time basis for a period of at least one year, which services are performed under primary direction or control of a Participating Company or Affiliated Company.

A Leased Employee shall not be considered an Employee of a Participating Company or Affiliated Company if (a) such individual is covered by a money purchase pension plan maintained by the leasing organization and providing (1) a nonintegrated employer contribution rate of at least 10 percent of compensation, as defined in section 415(c)(3) of the Code, but including amounts contributed pursuant to a salary reduction agreement which are excludable from the employee’s gross income under section 125, section 132(f)(4), section 402(e)(3), section 402(h)(1)(B) or section 403(b) of the Code, (2) immediate participation, and (3) full and immediate vesting; and (b) leased employees do not constitute more than 20 percent of the recipient’s nonhighly compensated work force.

“Limitation Year” means the Plan Year or such other 12-consecutive-month period as may be designated by the Company.

“Matching Contributions” means the amounts contributed by the Company pursuant to Section 3.4.

“Normal Retirement Age” means, for any Participant, the date on which he attains Age 65.

“Normal Retirement Date” means, for any Participant, the first day of the month coincident with or next following his attainment of Normal Retirement Age.

“Participant” means an individual for whom one or more Accounts are maintained under the Plan.

“Participating Company” means the Company and each other organization which is authorized by the Board of Managers to adopt this Plan by action of its board of directors or other governing body.

“Plan” means the Thrift and Savings Plan for Employees of Sentinel Transportation, L.L.C., a profit sharing plan, as set forth herein, and as amended from time to time.

“Plan Year” means each 12-consecutive month period that begins on January 1 and ends on the next following December 31.

“Pre-Tax Contributions” means, for any Participant, contributions on his behalf as provided in Subsection 3.1(a).

“Qualified Domestic Relations Order” means a domestic relations order (within the meaning of section 414(p)(1)(B) of the Code) which creates or recognizes the existence of an Alternate Payee’s rights to, or assigns to an Alternate Payee the right to receive all or a portion of the benefits payable with respect to a Participant under the Plan, and is determined by the Committee to satisfy the requirements of section 414(p) of the Code.

“Required Beginning Date” means, for any Participant who attains Age 70 1/2 on or after January 1, 1989, April 1 of the calendar year following the calendar year in which he attains Age 70 1/2.

“Retirement Savings Contributions” means the amounts contributed by the Company pursuant to Section 3.5.

“Retirement Savings Contribution Participant” means an individual who has become a Profit Sharing Participant as provided in Section 2.2 and is a Covered Employee any applicable time.

“Rollover Contributions” means, for any Participant, his rollover contributions as provided in Section 8.1.

“Separation from Service” means, for any Employee, his death, retirement, resignation, discharge or any absence that causes him to cease to be an Employee.

“Spouse” means the person to whom a Participant is married on any date of reference.

“Total Disability” means, with respect to any Participant, a disability with respect to which he is eligible for and receiving disability benefits under the Federal Social Security Act.

“Trust Agreement” means any agreement and declaration of trust executed under this Plan.

“Trustee” means the corporate trustee or one or more individuals collectively appointed and acting under the Trust Agreement.

“Valuation Date” means the last day of each Plan Year and each interim date on which the Committee determines that a valuation of the Fund shall be made.

“Year of Service” means, for any Employee, a credit used to determine his vested status under the Plan, as further described in Section 6.2.

ARTICLE II

TRANSITION AND ELIGIBILITY TO PARTICIPATE

2.1 Rights Affected and Preservation of Accrued Benefit. Except as provided to the contrary herein, the provisions of this amended and restated Plan shall apply only to Employees who complete an Hour of Service on or after the Effective Date. The rights of any other individual shall be governed by the Plan as in effect upon his Separation from Service, except to the extent expressly provided in any amendment adopted subsequently thereto.

2.2 Eligibility to Participate.

(a) Each Covered Employee shall become an Eligible Employee upon the Entry Date coincident with or next following his Employment Commencement Date, if he is then a Covered Employee.

(b) Each individual who becomes a Covered Employee on or after the Effective Date shall become a Retirement Savings Contribution Participant if and when he becomes an Eligible Employee; provided, however, in no event shall a Covered Employee whose Employment Commencement Date is prior to January 1, 2004 and who is eligible to accrue benefits under the DuPont Pension and Retirement Plan be a Retirement Savings Contribution Participant.

(c) If an individual is not a Covered Employee on the date he would otherwise become an Eligible Employee or Retirement Savings Contribution Participant pursuant to Subsections (a) and (b) of this Section, he shall become an Eligible Employee or Retirement Savings Contribution Participant as of the first date thereafter on which he is a Covered Employee.

2.3 Election to Make Pre-Tax Contributions. Each Eligible Employee may elect to make Pre-Tax Contributions and become an active Participant in a manner designated by the Committee. Such election shall authorize the Participating Company to reduce such Eligible Employee’s Compensation by an amount determined in accordance with Section 3.1 and to make Pre-Tax Contributions on such Eligible Employee’s behalf in the amount of such reduction. Such election shall be effective as soon as practicable following its receipt by the Committee, but not before the later of (a) the first day of the calendar month following receipt of his election by the Committee, or (b) the date on which the individual becomes an Eligible Employee.

2.4 Participation in Matching Contributions. An Eligible Employee shall share in Matching Contributions under Section 3.4 for any payroll period if Pre-Tax Contributions are made on his behalf with respect to such payroll period.

2.5 Participation in Retirement Savings Contributions. A Retirement Savings Contribution Participant shall share in Retirement Savings Contributions under Section 3.5 for any Plan Year during which he receives Compensation and is a Covered Employee on the last day of the Plan Year.

2.6 Data. Each Employee shall furnish to the Committee such data as the Committee may consider necessary for the determination of the Employee’s rights and benefits under the Plan and shall otherwise cooperate fully with the Committee in the administration of the Plan.

ARTICLE III

CONTRIBUTIONS TO THE PLAN

3.1 Pre-Tax Contributions.

(a) When an Eligible Employee makes an election under Section 2.3 to have Pre-Tax Contributions made on his behalf, he shall elect the percentage by which his Compensation shall be reduced on account of such Pre-Tax Contributions. This percentage may be between one percent (1%) and one hundred percent (100%) of such Compensation, rounded to the nearer whole percent, provided that amounts will be contributed only to the extent available after deduction of all other payroll deductions, including but not limited to taxes, garnishments, loan repayments, union dues, and contributions to welfare benefit plans. The Participating Company shall contribute to the Fund an amount equal to such percentage of the Eligible Employee’s Compensation for credit to the Eligible Employee’s Pre-Tax Contribution Account.

(b) Pre-Tax Contributions made on behalf of an Eligible Employee under this Plan together with elective deferrals under any other plan or arrangement maintained by any Participating Company or Affiliated Company shall not exceed $13,000 (as adjusted in accordance with section 402(g) of the Code and regulations thereunder) for any calendar year. To the extent necessary to satisfy this limitation for any year:

(1) elections under Subsection (a) of this Section shall be prospectively restricted; and,

(2) after application of Subparagraph (1), the excess Pre-Tax Contributions and excess elective deferrals under any other plan or arrangement maintained by any Participating Company or Affiliated Company (with earnings thereon) shall be paid to the Participant on or before the April 15 first following the calendar year in which such contributions were made.

If the Pre-Tax Contributions plus elective deferrals described above do not exceed such limitation, but Pre-Tax Contributions, plus the elective deferrals, as defined in section 402(g)(3) of the Code, under any other plan for any Participant exceed such limitation for any calendar year, upon the written request of the Participant made on or before the March 1 first following such calendar year, the excess, including any earnings attributable thereto, designated by the Participant to be distributed from the Plan shall be paid to the Participant on or before the April 15 first following such calendar year.

(c) All Employees who are eligible to make Pre-Tax Contributions under the Plan and who have attained Age 50 before the close of the Plan Year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of, section 414(v) of the Code. Such catch-up contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of section 402(g) and 415 of the Code, nor shall they be taken into account for purposes of calculating Matching Contributions under Section 3.4 of the Plan. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of section 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416 of the Code, as applicable, by reason of the making of such catch-up contributions. Catch-up contributions shall be treated as Pre-Tax Contributions for all other purposes under the Plan.

3.2 Change of Percentage Rate. A Participant may without penalty change the percentage of Compensation designated by him as his contribution rate under Subsection (a) of Section 3.1, to any percentage permitted by such Subsection, and such percentage shall remain in effect until so changed. Any such change shall become effective as of the first day of the calendar month next following receipt of the change by the Committee. Any change shall be in the manner designated by the Committee.

3.3 Discontinuance of Pre-Tax Contributions. A Participant may discontinue his Pre-Tax Contributions at any time. Such discontinuance shall be in the manner designated by the Committee and shall become effective as soon as practicable following receipt of the discontinuance by the Committee, but not before the first day of the calendar month next following receipt of the discontinuance by the Committee. A Participant who discontinues his Pre-Tax Contributions may not resume his Pre-Tax Contributions until the first day of the calendar month next following receipt of his election by the Committee

3.4 Matching Contribution. Subject to Section 3.9, each Participating Company shall contribute to the Fund for each payroll period on behalf of each Eligible Employee an amount equal to one hundred percent (100%) of such Participant’s Pre-Tax Contributions for such payroll period not in excess of six percent (6%) of such Participant’s Compensation, provided that the contribution under this Section for any Plan Year shall not cause the total contributions by the Participating Company to exceed the maximum allowable current deduction under the applicable provisions of the Code. Matching Contributions on behalf of an Eligible Employee shall be credited to such Eligible Employee’s Matching Contribution Account.

3.5 Retirement Savings Contribution. Each Participating Company shall contribute to the Fund for each Plan Year such amount as it shall determine in its discretion as of the close of the Participating Company’s fiscal year, provided that the contribution for any Plan Year shall not cause the total contributions by the Participating Company to exceed the maximum allowable current deduction under the applicable provisions of the Code. Such contributions shall be allocated to the Retirement Savings Contribution Accounts of Retirement Savings Contribution Participants eligible to share in Retirement Savings Contributions in accordance with Section 2.5 in proportion to their Compensation for the portion of the Plan Year during which each is an Eligible Employee. Except with respect to tax deductibility, the Retirement Savings Contribution for any Plan Year shall include both the amount contributed by the Participating Companies for such Plan Year and the amount of Retirement Savings Contributions forfeited during such Plan Year.

3.6 Timing and Deductibility of Contributions. Retirement Savings Contributions and Matching Contributions under this Article for any Plan Year shall be made no later than the last date on which amounts so paid may be deducted for Federal income tax purposes for the taxable year of the employer in which the Plan Year ends. All Participating Company contributions are expressly conditioned upon their deductibility for Federal income tax purposes. Amounts contributed as Pre-Tax Contributions and Rollover Contributions will be remitted to the Trustee as soon as practicable, but no later than the fifteenth (15th) business day of the month following the month in which such contributions were received or withheld from the Participant’s Compensation.

3.7 Fund. The contributions deposited by the Participating Company in the Fund in accordance with this Article shall constitute a fund held for the benefit of Participants and their eligible beneficiaries under and in accordance with this Plan. No part of the principal or income of the Fund shall be used for, or diverted to, purposes other than for the exclusive benefit of such Participants and their eligible beneficiaries (including necessary administrative costs); provided, that (a) in the case of a contribution made by the Participating Company as a mistake of fact, or for which a tax deduction is disallowed, in whole or in part, by the Internal Revenue Service, the Participating Company shall be entitled to a refund of said contributions, which must be made within one year after payment of a contribution made as a mistake of fact, or within one year after disallowance of the tax deduction, to the extent of such disallowance, and (b) in the case of contributions made by the Participating Company which are conditioned on the initial qualification of the plan under section 401 of the Code, if the Plan is the subject of an adverse determination with respect to its initial qualification, then the Participating Company shall be entitled to a refund of said contributions, but only if application for the determination is made by the time prescribed by law for filing the Participating Company’s federal income tax return for the taxable year in which the Plan is adopted or such later date as may be permitted by applicable Treasury Regulation or other applicable administrative pronouncements.

3.8 Safe Harbor Provisions. The Plan is intended to satisfy the safe harbors set forth in sections 401(k)(12) and 401(m)(11) of the Code with respect to Participants’ Pre-Tax Contributions and Participating Companies’ Matching Contributions.

3.9 Maximum Allocation. The provisions of this Section shall be construed to comply with section 415 of the Code.

(a) Notwithstanding anything in this Plan to the contrary, in no event shall the sum of:

(1) any Matching Contributions, Retirement Savings Contributions, Pre-Tax Contributions and other employer contributions, any forfeitures, and any employee contributions allocated for any Limitation Year to any Participant (not including amounts distributed pursuant to Subsection 3.1(b)) under this and any other defined contribution plan maintained by the Participating Company or any 50% Affiliated Company; and

(2) all amounts allocated to any Participant to an individual medical account (within the meaning of Code section 415(l)(2)) which is part of a pension or annuity plan maintained by a Participating Company or any 50% Affiliated Company; and

(3) all amounts derived from contributions paid or accrued after December 31, 1985, in taxable years ending after such date which are attributable to post-retirement medical benefits allocated to a separate account of a Participant who is a key employee, as defined in section 419A(d)(3) of the Code, under a welfare benefit fund maintained by a Participating Company or any 50% Affiliated Company;

exceed the lesser of $41,000 (as adjusted in accordance with section 415(d) of the Code), or one hundred percent (100%) of such Participant’s Compensation for the Limitation Year. The 100% Compensation limitation shall not apply to any contribution for medical benefits (within the meaning of section 401(h) or 419A(f)(2) of the Code) after the Participant’s Separation from Service which is otherwise treated as an annual addition under section 415(l)(1) or 419A(d)(2) of the Code.

(b) If the amount otherwise allocable to the Account of a Participant would exceed the amount described in Subsection (a) of this Section as a result of the reallocation of forfeitures, a reasonable error in estimating the Participant’s Compensation, a reasonable error in determining the amount of Pre-Tax Contributions that may be made with respect to a Participant under the limits of this Section or such other circumstances as permitted by law, the Committee shall determine which portion, if any, of such excess amount is attributable to the Participant’s Pre-Tax Contributions, and/or Matching Contributions and/or Retirement Savings Contributions, if any, until such amount has been exhausted, and shall take the following appropriate steps to correct such violation:

(1) Excess Pre-Tax Contributions and earnings thereon shall be paid to the Participant as soon as is administratively feasible.

(2) (A) While the Participant remains a Covered Employee, his excess Matching Contributions and Retirement Savings Contributions shall be held in a suspense account (which shall share in investment gains and losses of the Fund) by the Trustee until the following Plan Year (or any succeeding Plan Years), at which time such amounts shall be allocated to the Participant’s Account before any Matching Contributions or Retirement Savings Contributions, as appropriate, are made on his behalf for such Plan Year; and

(B) When the Participant ceases to be a Covered Employee, his excess Matching Contributions and Retirement Savings Contributions, along with earnings thereon, held in the suspense account shall be allocated in the following Plan Year (or any succeeding Plan Years) to the Accounts of other Participants in the Plan.

ARTICLE IV

PARTICIPANTS’ ACCOUNTS

4.1 Accounts. All contributions and earnings thereon may be invested in one commingled Fund for the benefit of all Participants. However, in order that the interest of each Participant may be accurately determined and computed, separate Accounts shall be maintained for each Participant and each Participant’s Accounts shall be made up of subaccounts reflecting his investment elections pursuant to Section 12.5. These Accounts shall represent the Participant’s individual interest in the Fund. All contributions shall be credited to Participants’ Accounts as set forth in Article III.

4.2 Valuation. The value of each Investment Medium in the Fund shall be computed by the Trustee as of the close of business on each Valuation Date on the basis of the fair market value of the assets of the Fund.

4.3 Apportionment of Gain or Loss. The value of each Investment Medium in the Fund, as computed pursuant to Section 4.2, shall be compared with the value of such Investment Medium in the Fund as of the preceding Valuation Date. Any difference in the value, not including contributions or distributions made since the preceding Valuation Date, shall be the net increase or decrease of such Investment Medium in the Fund, and such amount shall be ratably apportioned by the Trustee on its books, among the Participants’ Accounts which are invested in such Investment Medium at the current Valuation Date.

4.4 Accounting for Allocations. The Committee shall establish or provide for the establishment of accounting procedures for the purpose of making the allocations, valuations and adjustments to Participants’ Accounts provided for in this Article. From time to time such procedures may be modified for the purpose of achieving equitable and non-discriminatory allocations among the Accounts of Participants in accordance with the general concepts of the Plan and the provisions of this Article.

ARTICLE V

DISTRIBUTION

5.1 General. The interest of each Participant in the Fund shall be distributed in the manner, in the amount, and at the time provided in this Article, except as provided in Article IX and except in the event of the termination of the Plan. The provisions of this Article shall be construed so that the amount of any distribution shall not be less than required by section 401(a)(9) of the Code and regulations thereunder, including the incidental death benefit requirements of section 401(a)(9)(G) of the Code. Notwithstanding the foregoing, the requirements of Schedule C to this Plan will take precedence over any inconsistent provisions of this Article.

5.2 Separation from Service. A Participant who has a Separation from Service for reasons other than death shall have his nonforfeitable interest in his Account paid to him or applied for his benefit in accordance with the provisions of this Article.

5.3 Death. If a Participant dies before his entire nonforfeitable interest in his Account has been paid to him, his remaining nonforfeitable interest shall be paid to, or applied for the benefit of, his beneficiary in accordance with the provisions of this Article.

5.4 Valuation for Distribution. For the purposes of paying the amounts to be distributed to a Participant or his beneficiaries under the provisions of this Article, the value of the Fund and the amount of the Participant’s nonforfeitable interest shall be determined in accordance with the provisions of Article IV as of the Valuation Date coincident with or immediately preceding the date of any payment under this Article. Such amount shall be adjusted to take into account any additional contributions and forfeitures, if any, which have been or are to be allocated to the Participant’s Account since that Valuation Date, and any distributions or withdrawals made since that date. Notwithstanding the above, the Participants’ Account shall be reduced by the amount necessary to repay any outstanding loan from the Plan and interest thereon to the date the Committee declares such loan satisfied, unless such loan is repaid as provided in Section 10.3(d).

5.5 Timing of Distribution.

(a) Any Participant who has a Separation from Service for any reason other than death shall be entitled to receive his nonforfeitable interest in his Account, pursuant to the following rules:

(1) If the Participant’s nonforfeitable interest in his Account (without regard to his Rollover Account) is $5,000 or less, or the Participant has reached his Required Beginning Date, the Participant’s Benefit Commencement Date shall be the earliest practicable date following the Valuation Date coincident with or next following his Separation from Service.

(2) If the Participant’s nonforfeitable interest in his Account (without regard to his Rollover Account) exceeds $5,000 his Benefit Commencement Date shall be the earliest practicable date following the Valuation Date coincident with or next following his Separation from Service except that, if the Participant does not consent to such distribution, distribution of his benefits shall commence on any later date elected by the Participant, at which time his nonforfeitable interest shall be automatically paid to him. A Participant’s election to receive payment prior to his Required Beginning Date may be made no earlier than 90 days prior to the Benefit Commencement Date elected by the Participant.

(3) The Committee shall inform each Participant who is subject to Paragraph (a)(2) of his right to defer distribution. Such notice shall be furnished not less than 30 days nor more than 90 days prior to the date of any distribution that occurs prior to his Required Beginning Date, except that such notice may be furnished less than 30 days prior to the date of distribution if (A) the Committee informs the Participant that the Participant has the right to a period of at least 30 days after receiving such notice to consider the decision whether to elect a distribution and the mode in which he desires such distribution to be made, and (B) the Participant, after receiving such notice, affirmatively elects a distribution.

(b) Notwithstanding the foregoing, unless the Participant elects otherwise, the Participant’s Benefit Commencement Date shall be no later than the 60th day following the close of the Plan Year in which the Participant attains his Normal Retirement Age or has a Separation from Service, whichever occurs last. In no event, however, shall a Participant’s Benefit Commencement Date be later than his Required Beginning Date. In the event the Participant defaults on an outstanding loan such that the unpaid balance becomes due and payable pursuant to Article X and the Participant fails to repay the loan in accordance with Section 10.3(d), that portion of the Participant’s Account pledged as security for the loan shall be applied to repay the loan and shall be deemed distributed to the Participant within 60 days of the default; in which case, the Participant may defer commencement of the balance of his Account as described above.

(c) If a Participant dies before his entire nonforfeitable interest in his Account has been paid to him, his remaining nonforfeitable interest shall be distributed to his beneficiary commencing as soon as practicable following the Participant’s death; provided, however, that, if the Participant’s death occurs prior to his Required Beginning Date, an individual beneficiary may elect to defer his Benefit Commencement Date, but not beyond December 31 of the calendar year containing the fifth anniversary of the Participant’s death, unless the beneficiary is the Participant’s spouse, in which case not beyond December 31 of the later of (1) the calendar year containing the fifth anniversary of the Participant’s death or (2) the calendar year in which the Participant would have attained Age 70 1/2.

5.6 Mode of Distribution.

(a) Except as provided to the contrary in Schedule B and Subsection (b), a Participant shall have his Account paid to him, and benefits payable under Section 5.3 upon the death of a Participant shall be distributed, in a single sum payment.

(b) If a Participant with a Required Beginning Date has not had a Separation from Service as of such date, he may elect to receive installment payments of his Account while he remains employed. Upon the Participant’s Separation from Service, the remaining portion of his nonforfeitable interest will be distributed as soon as practicable in a single sum.

5.7 Beneficiary Designation.

(a) Except as provided in this Section and in Schedule B, a Participant may designate the beneficiary or beneficiaries who shall receive, on or after his death, his interest in the Fund. Such designation shall be made by executing and filing with the Committee a written instrument in such form as may be prescribed by the Committee for that purpose. Except as provided in this Section, the Participant may also revoke or change, at any time and from time to time, any beneficiary designations previously made. Such revocations and/or changes shall be made by executing and filing with the Committee a written instrument in such form as may be prescribed by the Committee for that purpose. If a Participant names a trust as beneficiary, a change in the identity of the trustees or in the instrument governing such trust shall not be deemed a change in beneficiary.

(b) No designation, revocation, or change of beneficiaries shall be valid and effective unless and until filed with the Committee.

(c) A Participant who does not establish to the satisfaction of the Committee that he has no spouse may not designate someone other than his spouse to be his beneficiary unless:

(1) (A) such spouse (or the spouse’s legal guardian if the spouse is legally incompetent) executes a written instrument whereby such spouse consents not to receive such benefit and consents either:

(i) to the specific beneficiary or beneficiaries designated by the Participant; or

(ii) to the Participant’s right to designate any beneficiary without further consent by the spouse;

(B) such instrument acknowledges the effect of the election to which the spouse’s consent is being given; and

(C) such instrument is witnessed by a Plan representative or notary public;

(2) the Participant:

(A) establishes to the satisfaction of the Committee that his spouse cannot be located; or

(B) furnishes a court order to the Committee establishing that the Participant is legally separated or has been abandoned (within the meaning of local law), unless a qualified domestic relations order pertaining to such Participant provides that the spouse’s consent must be obtained; or

(3) the spouse has previously given consent in accordance with this Subsection and consented to the Participant’s right to designate any beneficiary without further consent by the spouse.

The consent of a spouse in accordance with this Subsection (c) shall not be effective with respect to other spouses of the Participant prior to the Participant’s Benefit Commencement Date, and an election to which Paragraph (2) of this Subsection (c) applies shall become void if the circumstances causing the consent of the spouse not to be required no longer exist prior to the Participant’s Benefit Commencement Date.

(d) If a Participant has no beneficiary under Subsection (a) of this Section, if the Participant’s beneficiary(ies) predecease the Participant, or if the beneficiary(ies) cannot be located by the Committee, the interest of the deceased Participant shall be paid to the Participant’s estate.

5.8 Rollover of Account to Other Plan.

(a) If (1) a Participant entitled to receive a distribution from the Plan, either pursuant to this Article or pursuant to Article IX, (2) the spouse or former spouse of a Participant who is entitled to receive a distribution from the Plan pursuant to a qualified domestic relations order, or (3) a Participant’s surviving spouse is entitled to receive a distribution under Section 5.3 of the Plan, directs the Committee to have the Trustee transfer all or a portion (not less than $500) of the amount to be distributed directly to:

(1) an individual retirement account described in section 408(a) of the Code,

(2) an individual retirement annuity described in section 408(b) of the Code (other than an endowment contract),

(3) a qualified trust described in section 401(a) of the Code,

(4) an annuity plan described in section 403(a),

(5) an annuity contract described in section 403(b) of the Code, or

(6) an eligible plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state which agrees to separately account for amounts transferred into such plan from this Plan, all or a portion (not less than $500) of the amount to be distributed shall be so transferred.

(b) The Participant, spouse or former spouse must specify the name of the plan to which the Participant, spouse or former spouse wishes to have the amount transferred, plus such other information as may be requested by the Committee, on a form and in a manner prescribed by the Committee.

(c) Subsection (a) shall not apply to the following distributions:

(1) any distribution which is one of a series of substantially equal payments (not less frequently than annually) over either (1) a period of 10 years or more, or (2) a period equal to the life or life expectancy of the Participant or the joint lives or joint life expectancy of the Participant and his beneficiary,

(2) any distribution if the total distributions paid or payable from the Plan to the same individual during the same calendar year are reasonably expected by the Committee to be less than $200,

(3) that portion of any distribution after the Participant’s Required Beginning Date that is required to be distributed to the Participant by the minimum distribution rules of section 401(a)(9) of the Code,

(4) any amount that is distributed on account of hardship pursuant to Article IX, or

(5) such other distributions as may be exempted by applicable statute or regulation from the requirements of section 401(a)(31) of the Code.

(d) A portion of a distribution shall not fail to be eligible for rollover under this Section 5.8 merely because the portion consists of After-Tax Contributions, which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in Section 408(a) or (b) of the Code or to a qualified defined contribution plan described in Section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution, which is includible in gross income, and the portion of such distribution, which is not so includible.

5.9 Transfers.

(a) The Committee may, in its discretion, upon the request of an individual who becomes a Covered Employee pursuant to his transfer from the employment of an Affiliated Company, direct the Trustee to accept a plan-to-plan transfer from a tax-qualified retirement plan maintained by the Affiliated Company. A Participant shall be fully vested in any amounts transferred pursuant to this Subsection. In no event, however, will amounts transferred to the Plan include assets that would (1) impose upon the Plan requirements as to forms of distributions that would not otherwise apply hereunder, (2) would result in the elimination of Code section 411(d)(6) protected benefits, or (3) would cause the Plan to be subject to the joint and survivor annuity requirements of Code sections 401(a)(11) and 417.

(b) If a Participant is transferred to the employment of an Affiliated Company, he may elect to transfer his Account in the Plan to a qualified retirement plan maintained by the Affiliated Company, provided that the plan accepts such a transfer.

ARTICLE VI

VESTING

6.1 Nonforfeitable Amounts.

(a) A Participant who has an Hour of Service on or after January 1, 2004 shall have a 100% nonforfeitable interest at all times in his Pre-Tax Contribution, Rollover, After-Tax Contribution and Matching Contribution Accounts. A Participant who does not have an Hour of Service on or after January 1, 2004 shall have a nonforfeitable interest in his Matching Contribution Account when he has to his credit three Years of Service.

(b) A Participant shall have a nonforfeitable interest in his Retirement Savings Contribution Account when he has to his credit five Years of Service. A Participant who has fewer than five Years of Service to his credit shall have no nonforfeitable interest in his Retirement Savings Contribution Account.

(c) A Participant shall have a 100% nonforfeitable interest in his Account upon his attainment of Normal Retirement Age while an Employee or if his Separation from Service was due to (1) his spouse being transferred by the Company to an employment location outside the immediate geographic area, (2) the abolishment of his position or job held with the Company, or (3) his Total Disability.

6.2 Years of Service for Vesting.

(a) For the purposes of this Article, an Employee shall be credited with a Year of Service for each Computation Period (including Computation Periods before the Effective Date) during which he is credited with 1,000 or more Hours of Service.

(b) Years of Service for vesting shall include service credited to the Employee for vesting purposes under the Thrift Plan for Employees of Conoco Inc. as of December 31, 1995.

(c) Employees hired effective January 1, 2004 directly from ConocoPhillips will be credited with Years of Service based on their period of employment with ConocoPhillips (or its predecessor) as of December 31, 2003 as set forth in the employment records of ConocoPhillips.

6.3 Breaks in Service and Loss of Service.

(a) An Employee’s Years of Service shall be canceled if he incurs a Break in Service before his Normal Retirement Date and at a time when (1) he has no nonforfeitable interest in any of his Accounts, other than his After-Tax Contribution or Rollover Account(s) or (2) he has no Account under the Plan.

(b) Except as provided in Subsections (c) and (d) of this Section, an Employee or former Employee shall incur a Break in Service in any Computation Period in which he is not credited with more than 500 Hours of Service.

(c) If an Employee is absent for one or more of the following reasons, then, to the extent he is not otherwise credited with Hours of Service with respect to such absence, he shall be credited with an Hour of Service, solely for purposes of Subsection (b) of this Section, for each Hour of Service with which he would have been credited if he had continued to be actively employed during the period of absence due to:

(1) layoff for a period not in excess of one year;

(2) leave of absence that is protected under the Family and Medical Leave Act of 1993; or

(3) leave of absence for any other reason with the approval of the Committee for a period not in excess of one year, unless such period is extended by the Committee.

(d) If an Employee is absent from work by reason of pregnancy, childbirth, or placement in connection with adoption, or for purposes of the care of such Employee’s child immediately after birth or placement in connection with adoption, such Employee shall be credited, solely for purposes of Subsection (b) of this Section, with the Hours of Service with which such Employee would have been credited but for the absence; or, if such hours cannot be determined, with eight Hours of Service per normal workday. The total number of hours to be treated as Hours of Service under this Subsection shall not exceed 501. The hours described in this Subsection shall be credited either for the Computation Period in which the absence from work begins, if the Employee would be prevented from incurring a Break in Service in such Computation Period because the period of absence is treated as Hours of Service under this Subsection, or, in any other case, for the Computation Period next following the one in which the absence from work begins.

6.4 Restoration of Service. The Years of Service of an Employee whose Years of Service have been canceled pursuant to Section 6.3 shall be restored to his credit if he thereafter completes a Year of Service at a time when the number of his consecutive Breaks in Service is less than the greater of (a) the number of Years of Service to his credit when the first such Break in Service occurred, or (b) five.

6.5 Forfeitures and Restoration of Forfeited Amounts upon Reemployment.

(1) If a Participant has a Separation from Service, his Retirement Savings Contribution Account shall be closed and the forfeitable amount held therein shall be forfeited as soon as practical following his Separation from Service.

(b) Amounts forfeited from a Participant’s Retirement Savings Contribution Account under Subsection (a) of this Section shall be, at the discretion of the Company, used to reduce future Retirement Savings Contributions or pay the Plan’s administrative expenses.

(c) If a Participant who has forfeited amounts from his Retirement Savings Contribution Account pursuant to Subsection (a) of this Section again becomes a Covered Employee prior to incurring five consecutive one-year Breaks in Service, he shall be deemed to have repaid the amount of the distribution and the amount so forfeited shall be restored to his new Retirement Account Contribution as soon as practicable after the date he again becomes a Covered Employee. Amounts restored under this Subsection shall be charged against the following amounts in the following order of priority: (1) forfeitures for the Plan Year, (2) income or gains or losses to the Plan, and (3) Company contributions for the Plan Year. If the foregoing amounts are insufficient, the Participating Company by whom such Participant is reemployed shall make any additional contribution necessary to accomplish the restoration.

(d) If a Participant has had five consecutive one-year Breaks in Service and again becomes a Covered Employee, the amount forfeited under Subsection (a) of this Section shall not be restored to his new Retirement Savings Contribution Account under any circumstances.

ARTICLE VII

TREATMENT OF RETURNING VETERANS

7.1 Applicability and Effective Date. The rights of any Returning Veteran who resumes employment with a Participating Company on or after December 12, 1994 shall be modified as set forth in this Article.

7.2 Definitions. The following definitions shall supplement those set forth in Article I of the Plan:

(a) “Qualified Military Service” means any service (either voluntary or involuntary) by an individual in the Uniformed Services if such individual is entitled to reemployment rights with a Participating Company with respect to such service.

(b) “Returning Veteran” means a former Employee who on or after December 12, 1994, returns from Qualified Military Service to employment by a Participating Company within the period of time during which his reemployment rights are protected by law.

(c) “Uniformed Services” means the Armed Forces, the Army National Guard and Air National Guard (when engaged in active duty for training, inactive duty training, or full-time National Guard duty), the commissioned corps of the Public Health Service, and any other category of persons designated by the President of the United States in time of war or emergency.

7.3 Eligibility to Participate. For purposes of Section 2.2,

(a) A Returning Veteran who was an Eligible Employee or Retirement Savings Contribution Participant immediately prior to his Qualified Military Service shall be deemed to have remained an Eligible Employee or Retirement Savings Contribution Participant throughout his Qualified Military Service.

(b) A Returning Veteran who would have become an Eligible Employee or Retirement Savings Contribution Participant during the period of his Qualified Military Service, but for the resulting absence from employment, shall be deemed to have become an Eligible Employee or Retirement Savings Contribution Participant as of the date he would have become an Eligible Employee or Retirement Savings Contribution Participant if he had not entered into Qualified Military Service.

7.4 No Break in Service. A Returning Veteran shall be deemed not to have any Break in Service on account of his Qualified Military Service.

7.5 Vesting Credit. A Returning Veteran’s Years of Service shall be determined under Section 6.2, except that with respect to any period of Qualified Military Service, he shall be credited with the Hours of Service with which he would have been credited had he remained an Employee.

7.6 Restoration of Retirement Savings Contributions. With respect to any Plan Year for which a Returning Veteran would have been a Retirement Savings Contribution Participant, but failed to share in Retirement Savings Contributions under Section 3.5 solely by reason of his Qualified Military Service, the Participating Company shall contribute to such Participant’s or Retirement Savings Contribution Account an amount equal to the Retirement Savings Contributions that would have been allocated to his Retirement Savings Contribution Account, but for his absence for Qualified Military Service. Such contribution shall not include the earnings that would have accrued on such amount or any forfeitures that would have been reallocated to his Account during the period of Qualified Military Service.

7.7 Pre-Tax Contributions.

(a) Each Returning Veteran who, during his period of Qualified Military Service, would have been eligible to make Pre-Tax Contributions shall be permitted to contribute an amount equal to the Pre-Tax Contributions that he could have made during such absence from employment. Such “make-up” contributions shall be made during the period that begins with his reemployment by the Participating Company and ends with (1) the expiration of a period of five years, or (2) if shorter, a period of three times the period of Qualified Military Service.

(b) Any make-up contributions described in Subsection (a) hereof shall be in addition to those Pre-Tax Contributions that the Participant may elect to make pursuant to Section 3.1.

7.8 Determination of Compensation. For purposes of determining the amount of any make-up contributions under Section 7.6 or Section 7.7, and for applying the limits of Section 3.9, a Participant’s Compensation during any period of Qualified Military Service shall be deemed to equal either:

(a) the Compensation he would have received but for such Qualified Military Service, based on the rate of pay he would have received from a Participating Company; or

(b) if the amount described in (a) above is not reasonably certain, his average Compensation from a Participating Company during the 12-month period immediately preceding the Qualified Military Service (or, if shorter, the period of employment immediately preceding the Qualified Military Service). Such amount shall be adjusted as necessary to reflect the length of the Participant’s Qualified Military Service.

7.9 Restoration of Matching Contributions. If a Returning Veteran contributes “make-up” Pre-Tax Contributions pursuant to Section 7.7, the Participating Company shall contribute on his behalf the related Matching Contributions that it would have made under Section 3.4 if such Pre-Tax Contributions had been made in the year to which they relate. Such Matching Contributions shall not include the earnings that would have accrued on such amount.

7.10 Application of Certain Limitations.

(a) For purposes of applying the limitations of Section 3.9, any Retirement Savings Contributions described in Section 7.6, any make-up contributions described in Section 7.7, and any related Matching Contributions described in Section 7.9, shall be treated as contributions for the Limitation Year to which they relate, rather than the Limitation Year in which they are actually made.

(b) For purposes of applying the limitation of Subsection 3.1(b), any such make-up contributions described in Section 7.7 shall be treated as contributions for the calendar year to which they relate, rather than the calendar year in which they are actually made.

(c) For purposes of applying the limitations of Article XIV, any make-up contributions described in Section 7.7, and related Matching Contributions described in Section 7.9 shall be disregarded, both for the Plan Year to which the contributions relate, and for the Plan Year in which they are actually made.

7.11 Suspension of Loan Repayments. Notwithstanding any provisions of Article X to the contrary, if a Participant receives a loan from the Plan and enters into Qualified Military Service during the term of the loan, a decrease in Compensation or failure to make required loan repayments during such Qualified Military Service shall not result in a default under Section 10.3.

7.12 Administrative Rules and Procedures. The Committee shall establish such rules and procedures as it deems necessary or desirable to implement the provisions of this Article, provided that they are not in violation of the Uniformed Services Employment and Reemployment Rights Act of 1994, any regulations thereunder, or any other applicable law.

ARTICLE VIII

ROLLOVER CONTRIBUTIONS

8.1 Rollover Contributions.

(a) Subject to the restrictions set forth in Subsection (b), a Covered Employee may make Rollover Contributions to the Plan from the following types of plans:

(1) a qualified plan described in section 401(a) and 403(a) of the Code, including, for direct rollovers, after-tax employee contributions;

(2) an annuity contract described in section 403(b) of the Code, excluding after-tax employee contributions;

(3) an eligible plan under section 457(b) of the Code that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state; and

(4) an individual retirement account or annuity described in section 408(a) or 408(b) of the Code that is eligible to be rolled over, including amounts that would otherwise be includible in gross income.

(b) The Trustee shall not accept a Rollover Contribution unless the following conditions are met:

(1) (A) the distribution being transferred must come directly from the fiduciary of the retirement plan or individual retirement account, or

(B) it must come from the Employee within 60 days after the Employee receives a distribution from such other qualified retirement plan or individual retirement account (unless otherwise waived pursuant to section 402(c)(3) of the Code) and must comply with the provisions of section 402(c), 403(a)(4), or 408(d)(3) of the Code, whichever applies;

(2) distributions from a plan for a self-employed person shall not be transferred to this Plan, unless the transfer is directly to the Fund from the funding agent of the distributing plan; and

(3) the interest being transferred shall not include assets from any plan to the extent that the Committee determines that the transfer of such interest (A) would impose upon this Plan requirements as to form of distribution that would not otherwise apply hereunder, (B) would otherwise result in the elimination of Code section 411(d)(6) protected benefits, or (C) would cause the Plan to be a direct or indirect transferee of a plan to which the joint and survivor annuity requirements of sections 401(a)(11) and 417 of the Code apply.

8.2 Vesting and Distribution of Rollover Account.

(a) Any Rollover Contribution described in Section 8.1 shall be credited to the Participant’s Rollover Account. A Participant shall be fully vested at all times in his Rollover Account.

(b) A Participant’s Rollover Account shall be distributed as otherwise provided under the Plan.

ARTICLE IX

WITHDRAWALS

9.1 Withdrawals from After-Tax Contribution and Rollover Accounts. A Participant or surviving Spouse may withdraw up to the total value of the amount in the following Accounts:

(a) his Rollover Account; and

(b) his After-Tax Contribution Account, less amounts previously withdrawn therefrom, by submitting his written request to the Committee.

9.2 Withdrawals from Matching Contribution Account.

(a) Subject to the rules set forth in Subsections (b) and (c), a Participant or surviving Spouse may withdraw up to the total value of the amount in his vested Matching Contribution Account, less amounts previously withdrawn therefrom, by submitting his written request to the Committee.

(b) Matching Contributions allocated on or after January 1, 2004 may be withdrawn only upon Separation from Service or attainment of Age 59 1/2.

(c) With respect to withdrawals of Matching Contributions allocated prior to January 1, 2004:

(1) If the Participant was a Participant as of June 30, 2002, he may withdraw earnings on Matching Contributions as of June 30, 2002, even if he is not vested in his Matching Contribution Account.

(2) If the Participant has not had a Separation from Service and he withdraws Matching Contributions allocated within 24 months prior to the date of withdrawal, he may not make Pre-Tax Contributions for a period of 6 months commencing on the date of his receipt of the withdrawal.

9.3 Withdrawals from Retirement Savings Contribution Account. A Participant or surviving Spouse may withdraw up to the total value of the amount in his Retirement Savings Contribution Account, less amounts previously withdrawn therefrom, by submitting his written request to the Committee. Notwithstanding the foregoing, a Participant may withdraw amounts from his Retirement Savings Contribution Account only upon Separation from Service or attainment of Age 59 1/2.

9.4 Withdrawals from Pre-Tax Contribution Account. A Participant or surviving Spouse may withdraw up to the total value of the amount in his Pre-Tax Contribution Account, less amounts previously withdrawn therefrom, by submitting his request to the Committee. Notwithstanding the foregoing, a Participant may withdraw amounts from his Pre-Tax Contribution Account only upon Separation from Service, attainment of Age 59 1/2, or as a hardship withdrawal in accordance with Section 9.5.

9.5 Hardship Withdrawals.

(a) A Participant who has not had a Separation from Service may withdraw, under the rules set forth in Subsections (b) through (c) of this Section, the following amounts:

(1) his Pre-Tax Contribution Account as of December 31, 1988; plus

(2) the sum of his Pre-Tax Contributions made after December 31, 1988.

less amounts previously withdrawn therefrom, by submitting his written request to the Committee.

(b) A withdrawal under Subsection (a) of this Section shall be permitted only if the Committee finds that:

(1) it is made on account of immediate and heavy financial need (as defined in Subsection (c) of this Section) of the Participant; and

(2) it is necessary (as defined in Subsection (d) of this Section) to satisfy such immediate and heavy financial need.

(c) A withdrawal under Subsection (a) will be deemed to be on account of an immediate and heavy financial need if the Participant requests such withdrawal on account of:

(1) expenses for medical care described in section 213(d) of the Code and previously incurred by the Participant, his Spouse, or any of the Participant’s dependents (as defined in section 152 of the Code) or necessary for such individuals to obtain such medical care;

(2) costs directly related to the purchase (excluding mortgage payments) of a principal residence of the Participant;

(3) the payment of tuition, related educational fees, and room and board expenses, for the next 12 months of post-secondary education for the Participant, his spouse, children, or dependents (as defined in section 152 of the Code);

(4) the need to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of his principal residence; or

(5) such other circumstances or events as may be prescribed by the Secretary of the Treasury or his delegate.

(d) A withdrawal under Subsection (a) shall be deemed to be necessary if:

(1) the amount of the withdrawal does not exceed the amount of the Participant’s immediate and heavy financial need, including any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the withdrawal;

(2) the Participant has obtained all currently permissible distributions (other than hardship distributions) and non-taxable loans, if any, under this and all other plans maintained by the Participating Company and all Affiliated Companies; and

(3) the Participant agrees in writing to be bound by the rules of Subsection (e).

(e) If a Participant withdraws any amount from his Pre-Tax Contribution Account pursuant to Subsection (a), or withdraws any elective deferrals under any other qualified retirement plan maintained by the Participating Company or any Affiliated Company, which other plan conditions such withdrawal upon the Participant’s being subject to rules similar to those stated in this Subsection and Subsection (d), such Participant may not make Pre-Tax Contributions under this Plan or employee contributions (other than mandatory contributions under a defined benefit plan) or elective deferrals under any other qualified or non-qualified plan of deferred compensation (which does not include any health or welfare plan, including a health or welfare plan that is part of a cafeteria plan described in section 125 of the Code) maintained by the Participating Company or an Affiliated Company for a period of 6 months commencing on the date of his receipt of the withdrawal.

9.6 Amount and Payment of Withdrawals. The amount of any withdrawal will be determined on the basis of the value of the Participant’s Account and the sum of the Participant’s Pre-Tax Contributions as of the Valuation Date coincident with or immediately preceding the date of the withdrawal. Any withdrawal under this Article shall be paid as soon as practicable following the Committee’s determination that the requested withdrawal complies with the terms and conditions set forth in this Article. A Participant or a surviving Spouse may take up to three withdrawals from the Plan in each calendar year.

9.7 Withdrawals Not Subject to Replacement. A Participant may not replace any portion of his Accounts withdrawn under this Plan.

9.8 Pledged Amounts. No amount that has been pledged as security for a loan under Article X may be withdrawn under this Article.

ARTICLE X

LOANS TO PARTICIPANTS

10.1 Loan Application. Each Participant who is an Employee of a Participating Company and any other Participant or beneficiary who is a party in interest as defined in ERISA may apply for a loan from the Plan. All applications shall be made to the Committee on forms which it prescribes, and the Committee shall rule upon such applications in a uniform and nondiscriminatory manner in accordance with the rules and guidelines established in this Article.

10.2 Amount of Loan.

(a) In no event shall a Participant be permitted to have more than one loan outstanding at any time from this Plan. The minimum amount of any loan shall be $1,000. In no event shall the loan amount exceed fifty percent (50%) of the value of the Participant’s Pre-Tax Contribution, After-Tax Contribution, Matching Contribution, and Rollover Accounts determined as of the Valuation Date immediately preceding the date on which the loan application is received by the Committee.

(b) The amount of any loan, when added to the amount of a Participant’s outstanding loans under the Plan and all other plans qualified under section 401(a) of the Code which are sponsored by the Participating Company or any Affiliated Company shall not exceed the lesser of:

(1) $50,000, reduced by the excess (if any) of:

(A) the Participant’s highest outstanding balance of loans during the one-year period ending on the day before the date on which such loan is made to the Participant, over

(B) the outstanding balance of loans made to the Participant on the date such loan is made to the Participant; or

(2) fifty percent (50%) of the value of the Participant’s nonforfeitable Account.

10.3 Terms of Loan.

(a) The interest rate on loans shall be: (1) determined by the Committee, (2) at least commensurate with rates charged for similar loans by entities in the business of making loans, and (3) adjusted from time to time as circumstances warrant. Security for each loan granted pursuant to this Article shall be, to the extent necessary, the currently unpledged portion of, first, the Participant’s Rollover Account, next, the Participant’s After-Tax Contribution Account, next, the Participant’s Pre-Tax Contribution Account, and last, the Participant’s Matching Contribution Account. In no event shall more than fifty percent (50%) of the Participant’s Pre-Tax Contribution, After-Tax Contribution, Matching Contribution, and Rollover Accounts as of the date the loan is made be used as security for the loan. In its sole discretion, the Committee may require such additional security as it deems necessary.

(b) Each loan shall be evidenced by the Participant’s execution of a personal demand note on such form as shall be supplied by the Committee. Each such note shall specify that, to the extent repayment is not demanded sooner, repayment shall be included in installments not to exceed 60 months from the date on which the loan is distributed; however, if the purpose of the loan is to acquire any dwelling unit which is to be used within a reasonable period of time as the principal residence of the Participant, the period of repayment may be as long as, but shall not exceed, 120 months. The minimum repayment term for any loan shall be 12 months. All loans from the Plan shall be non-renewable. Each note shall also specify the interest rate as determined by the Committee at the time the loan is approved.

(c) All loans shall be repaid in approximately equal installments (not less frequently than quarterly) through payroll deductions or in such other manner as the Committee may determine. A Participant may repay the outstanding balance of any loan in one lump sum at any time by notifying the Committee of his intent to do so and by forwarding to the Committee payment in full of the then outstanding balance, plus interest accrued to the date of payment. The amount of principal and interest repaid by a Participant shall be credited to a Participant’s Account as each repayment is made.

(d) If, and only if:

(1) the Participant dies;

(2) the Compensation of a Participant who is an Employee is discontinued or decreased below the amount necessary to amortize the loan;

(3) the loan is not repaid by the time the note matures;

(4) the Participant attempts to revoke any payroll deduction authorization for repayment of the loan without the consent of the Committee;

(5) the Participant fails to pay any installment of the loan when due and the Committee elects to treat such failure as default; or

(6) any other event occurs which the Committee, in its sole discretion, believes may jeopardize the repayment of the loan;

before a loan is repaid in full, the unpaid balance thereof, with interest due thereon, shall become immediately due and payable. The Participant (or his beneficiary, in the event of the Participant’s death) may satisfy the loan by paying the outstanding balance of the loan within such time as may be specified in the note. If the loan and interest are not repaid within the time specified, the Committee shall satisfy the indebtedness from the amount of the Participant’s vested interest in his Account as provided in Section 10.4 before making any payments otherwise due hereunder to the Participant or his beneficiary.

10.4 Enforcement. The Committee shall give written notice to the Participant (or his beneficiary in the event of the Participant’s death) of an event of default described in Subsection 10.3(d). If the loan and interest are not paid within the time period specified in the notice, the amount of the Participant’s vested interest in his Account shall be reduced by the amount of the unpaid balance of the loan, with interest due thereon, and the Participant’s indebtedness shall thereupon be discharged to the extent of the reduction. If the Participant has not had a Separation from Service, his Pre-Tax Contribution Account and the portion of his Matching Contribution Account attributable to Matching Contributions made on and after January 1, 2004 shall be reduced only if and at such time as the Participant is entitled to a distribution of such amounts under Article V or a withdrawal of such amounts under Article IX. Any loan that is declared to be in default shall be treated as a deemed distribution and shall be taxable to the Participant for the year in which the default occurs.

10.5 Additional Rules. The Committee may establish additional rules relating to Participant loans under the Plan, which rules shall be applied on a uniform and non-discriminatory basis.

ARTICLE XI

ADMINISTRATION

11.1 Committee. If the Company designates one or more individuals as the Committee, the powers and duties of the Committee under the Plan shall be exercised by the Committee; otherwise all such powers and duties shall be exercised by the Company. The Committee shall be the named fiduciary which shall control and manage the operation of the Plan and shall administer the Plan. The Committee members may, but need not, be Employees, and they shall serve at the pleasure of the Company. They shall be entitled to reimbursement of expenses, but those members of the Committee who are also Employees of a Participating Company shall receive no compensation for their service on the Committee. Any reimbursement of expenses of the Committee members shall be paid directly by the Company. The Committee shall be responsible for the general administration of the Plan under the policy guidance of the Company.

11.2 Duties and Powers of Committee. In addition to the duties and powers described elsewhere hereunder, the Committee shall have the following specific duties and powers:

(a) to retain such consultants, accountants and attorneys as may be deemed necessary or desirable to render statements, reports, and advice with respect to the Plan and to assist the Committee in complying with all applicable rules and regulations affecting the Plan; any consultants, accountants and attorneys may be the same as those retained by the Company;

(b) to decide appeals of claims for benefits;

(c) to enact uniform and nondiscriminatory rules and regulations to carry out the provisions of the Plan;

(d) to resolve questions or disputes relating to eligibility for benefits or the amount of benefits under the Plan;

(e) to construe and interpret and supply omissions with respect to the provisions of the Plan;

(f) to determine whether any domestic relations order received by the Plan is a qualified domestic relations order as provided in section 414(p) of the Code;

(g) to evaluate administrative procedures; and

(h) to delegate such duties and powers as the Committee shall determine from time to time to any person or persons, including delegating the authority to make further delegations. To the extent of any such delegation, the delegate shall have the duties, powers, authority and discretion of the Committee.

Any decisions and determinations made by the Committee pursuant to its duties and powers described in the Plan shall be conclusive and binding upon all parties. The Committee shall have sole discretion in carrying out its responsibilities.

The expenses incurred by the Committee in connection with the operation of the Plan, including, but not limited to, the expenses incurred by reason of the engagement of professional assistants and consultants, shall be expenses of the Plan and shall be payable from the Fund at the direction of the Committee. The Participating Companies shall have the option, but not the obligation, to pay any such expenses, in whole or in part, and, by so doing, to relieve the Fund from the obligation of bearing such expenses. Payment of any such expenses by a Participating Company on one occasion shall not bind that Participating Company to pay any similar expenses on any subsequent occasion.

11.3 Functioning of Committee. The Committee and those persons or entities to whom the Committee has delegated responsibilities shall keep accurate records and minutes of meetings, interpretations, and decisions. The Committee shall act by majority vote of the members, and such action shall be evidenced by a written document.

11.4 Indemnification. Each member of the Committee, and any other person who is an Employee or director of a Participating Company or an Affiliated Company shall be indemnified and held harmless by the Company against and with respect to all damages, losses, obligations, liabilities, liens, deficiencies, costs and expenses, including without limitation, reasonable attorney’s fees and other costs incident to any suit, action, investigation, claim or proceedings to which he may be a party by reason of his performance of administrative functions and duties under the Plan, except in relation to matters as to which he shall be held liable for an act of willful misconduct in the performance of his duties. The foregoing right to indemnification shall be in addition to such other rights as the Committee member or other person may enjoy as a matter of law or by reason of insurance coverage of any kind. Rights granted hereunder shall be in addition to and not in lieu of any rights to indemnification to which the Committee member or other person may be entitled pursuant to the by-laws of the Participating Company.

ARTICLE XII

THE FUND

12.1 Designation of Trustee. The Company, by appropriate resolution of its Board of Managers, if any, shall name and designate a Trustee and shall enter into a Trust Agreement. The Company shall have the power, by appropriate resolution of its Board of Managers, to amend the Trust Agreement, remove the Trustee, and designate a successor Trustee, as provided in the Trust Agreement. All of the assets of the Plan shall be held by the Trustee for use in accordance with the Plan.

12.2 Exclusive Benefit. Prior to the satisfaction of all liabilities under the Plan in the event of termination of the Plan, no part of the corpus or income of the Fund shall be used for or diverted to purposes other than for the exclusive benefit of Participants and their beneficiaries except as expressly provided in this Plan and in the Trust Agreement.

12.3 No Interest in Fund. No person shall have any interest in or right to any part of the assets or income of the Fund, except to the extent expressly provided in this Plan and in the Trust Agreement.

12.4 Trustee. The Trustee shall be the named fiduciary with respect to management and control of Plan assets held by it and, except as provided in Section 12.5, shall have exclusive and sole responsibility for the custody and investment thereof in accordance with the Trust Agreement.

12.5 Investments.

(a) Except as provided in Subsection (e) of this Section, the Trustee shall invest Pre-tax Contributions, After-Tax Contributions, Rollover Contributions, Matching Contributions and Retirement Savings Contributions paid to it and income thereon in such Investment Media as each Participant may select in accordance with this Section. Such investments acquired in the manner prescribed by the Plan shall be held by or for the Trustee.

(b) Except as provided in Subsection (e) of this Section, a Participant shall select one or more of the Investment Media in which his Accounts shall be invested, and the percentage thereof that shall be invested in each Investment Medium selected. In the event a Participant fails to make an election pursuant to this Section, amounts allocated to his Account shall be invested in such Investment Media as determined by the Committee. A Participant may amend such selection by prior notice to the Committee, effective as of such dates determined by the Committee, by giving prior notice to the Committee. Such amendments will be subject to the other requirements of this Section.

(c) A Participant may transfer, effective as of such dates determined by the Committee, such portion of the value of his interest in any Investment Medium to another Investment Medium, as may be permitted by the Committee.

(d) The beneficiary(ies) of a deceased Participant shall have the right to direct the investment of the Participant’s Account in the same manner as provided above with respect to a Participant.

(e) The amounts contributed by all Participants to each Investment Medium shall be commingled for investment purposes.

(f) The Trustee may hold assets of the Fund and make distributions there from in the form of cash without liability for interest, if for administrative purposes it becomes necessary or practical to do so.

(g) Notwithstanding any other provisions of the Plan, the Committee may at any time implement restrictions on investment elections or options, or decline to implement investment instructions, as it deems appropriate to protect the interest of Participants.

(h) The Board of Managers shall be the named fiduciary with respect to the selection of the Investment Media available to Participants. The Board of Managers may, by appropriate resolution, appoint one or more investment managers (within the meaning of section 3(38) of ERISA) to manage all or a portion of the Investment Media available to Participants. The Board of Managers may also delegate to one or more investment managers the power to make further appointments or delegations to additional investment managers, and the original investment manager shall be a named fiduciary with respect to the appointment of such additional investment managers.

ARTICLE XIII

AMENDMENT OR TERMINATION OF THE PLAN

13.1 Power of Amendment and Termination.

(a) It is the intention of each Participating Company that this Plan will be permanent. However, subject to any applicable collective bargaining agreement, each Participating Company reserves the right to terminate its participation in this Plan at any time by or pursuant to action of its board of directors or other governing body. Furthermore, subject to any applicable collective bargaining agreement, the Company reserves the power to amend or terminate the Plan at any time by or pursuant to action of the Board of Managers.

(b) Each amendment to the Plan shall be binding on each Participating Company if such Participating Company, by or pursuant to action by its board of directors or other governing body, (1) consents to such amendment at any time; or (2) fails to object thereto within thirty days after receiving notice thereof.

(c) Any amendment or termination of the Plan shall become effective as of the date designated by the Board of Managers or its delegate. Except as expressly provided elsewhere in the Plan, prior to the satisfaction of all liabilities with respect to the benefits provided under this Plan, no amendment or termination shall cause any part of the monies contributed hereunder to revert to the Participating Companies or to be diverted to any purpose other than for the exclusive benefit of Participants and their beneficiaries. Upon termination or partial termination of the Plan, or upon complete discontinuance of contributions, the rights of all affected persons to benefits accrued to the date of such termination shall be nonforfeitable. Upon termination of the plan without establishment or maintenance of another defined contribution plan (other than an employee stock ownership plan as defined in section 4975(e)(7) of the Code or a simplified employee pension plan as defined in section 408(k) of the Code), Accounts shall be distributed in accordance with applicable law.

13.2 Merger. The Plan shall not be merged with or consolidated with, nor shall its assets be transferred to, any other qualified retirement plan unless each Participant would receive a benefit after such merger, consolidation, or transfer (assuming the Plan then terminated) which is of actuarial value equal to or greater than the benefit he would have received from his Account if the Plan had been terminated on the day before such merger, consolidation, or transfer. No amounts shall be transferred to this Plan which would cause the Plan to be a direct or indirect transferee of a plan to which the joint and survivor annuity and pre-retirement survivor annuity requirements of sections 401(a)(11) and 417 of the Code apply.

ARTICLE XIV

TOP-HEAVY PROVISIONS

14.1 General. The following provisions shall apply automatically to the Plan and shall supersede any contrary provisions for each Plan Year in which the Plan is a Top-Heavy Plan (as defined below). It is intended that this Article shall be construed in accordance with the provisions of section 416 of the Code.

14.2 Definitions. The following definitions shall supplement those set forth in Article I of the Plan:

(a) “Aggregation Group” means this plan and each other qualified retirement plan of a Participating Company or an Affiliated Company:

(1) in which a Key Employee is a participant; or

(2) which enables any plan in which a Key Employee participates to meet the requirements of sections 401(a)(4) or 410 of the Code; or

(3) without the inclusion of which, the plans in the Aggregation Group would be Top-Heavy Plans, but, with the inclusion of which, the plans in the Aggregation Group are not Top-Heavy Plans and, taken together, meet the requirements of sections 401(a)(4) and 410 of the Code.

(b) “Determination Date” means, for any Plan Year, the last day of the preceding Plan Year.

(c) “Key Employee” means, with respect to any Plan Year:

(1) any Employee or former Employee who at any time during the 60-month period ending on the Determination Date was:

(A) an officer of a Participating Company having Compensation for a Plan Year during such period greater than $130,000 (as adjusted under section 416(i)(1) of the Code); provided, that no more than 50 Employees (or, if less, the greater of three Employees or ten percent (10%) of the greatest number of Employees employed by all Participating Companies and all Affiliated Companies during such 60-month period, but excluding employees described in section 414(q)(5) of the Code) shall be treated as officers; or

(B) a five-percent (5%) owner of a Participating Company; or

(C) a one-percent (1%) owner of a Participating Company having Compensation in excess of $150,000; or

(2) a beneficiary of an individual described in Paragraph (1) of this Subsection.

Determinations under this Subsection shall be made in accordance with section 416(i) of the Code and the applicable regulations and other guidance issued thereunder.

(d) “Key Employee Ratio” means, for any Determination Date, the ratio of the amount described in Paragraph (1) of this Subsection to the amount described in Paragraph (2) of this Subsection, after deducting from each such amount any portion thereof described in Paragraph (3) of this Subsection, where:

(1) the amount described in this Paragraph is the sum of:

(A) the present value of all accrued benefits of Key Employees under all qualified defined benefit plans included in the Aggregation Group;

(B) the balances in all of the accounts of Key Employees under all qualified defined contribution plans included in the Aggregation Group; and

(C) the amounts distributed from all plans in such Aggregation Group to or on behalf of any Key Employee during the one-year period ending on the Determination Date, except any benefit paid on account of death to the extent it exceeds the accrued benefits or account balances immediately prior to death;

(2) the amount described in this Paragraph is the sum of:

(A) the present value of all accrued benefits of all participants under all qualified defined benefit plans included in the Aggregation Group;

(B) the balances in all of the accounts of all participants under all qualified defined contribution plans included in the Aggregation Group; and

(C) the amounts distributed from all plans in such Aggregation Group to or on behalf of any participant during the one-year period ending on the Determination Date; and

(3) the amount described in this Paragraph is the sum of:

(A) all rollover contributions (or fund to fund transfers) to the Plan by an Employee from a plan sponsored by an employer which is not a Participating Company or an Affiliated Company;

(B) any amount that is included in Paragraphs (1) and (2) of this Subsection for a person who is a Non-Key Employee as to the Plan Year of reference but who was a Key Employee as to any earlier Plan Year; and

(C) any amount that is included in Paragraphs (1) and (2) of this Subsection for a person who has not performed any services for any Participating Company during the one-year period ending on the Determination Date.

The preceding clauses (d)(1)(C) and (d)(2)(C) shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than separation from service, death or disability, such provisions shall be applied by substituting “five-year period” for “one-year period.” The present value of accrued benefits under any defined benefit plan shall be determined on the basis of the actuarial assumptions used by such defined benefit plan and under the method used for accrual purposes for all plans maintained by all Participating Companies and Affiliated Companies if a single method is used by all such plans, or, otherwise, the slowest accrual method permitted under section 411(b)(1)(C) of the Code.

(e) “Non-Key Employee” means, for any Plan Year:

(1) an Employee or former Employee who is not a Key Employee with respect to such Plan Year; or

(2) a beneficiary of an individual described in Paragraph (1) of this Subsection.

(f) “Top-Heavy Compensation” means, for any Participant for any Plan Year, the average of his annual Compensation over the period of five consecutive Plan Years (or, if shorter, the longest period of consecutive Plan Years during which the Participant was in the employ of any Participating Company) yielding the highest average, disregarding Compensation for Plan Years after the close of the last Plan Year in which the Plan was a Top-Heavy Plan.

(g) “Top-Heavy Plan” means, for any Plan Year, each plan in the Aggregation Group for such Plan Year if, as of the applicable Determination Date, the Key Employee Ratio exceeds sixty percent (60%).

(h) “Year of Top-Heavy Service” means, for any Participant, a Plan Year in which he completes 1,000 or more Hours of Service, excluding Plan Years in which the Plan is not a Top-Heavy Plan.

14.3 Minimum Contribution for Non-Key Employees.

(a) In each Plan Year in which the Plan is a Top-Heavy Plan, each Eligible Employee who is a Non-Key Employee (except an Eligible Employee who is a Non-Key Employee as to the Plan Year of reference but who was a Key Employee as to any earlier Plan Year) and who is an Employee on the last day of such Plan Year will receive a total minimum Participating Company or Affiliated Company contribution (including forfeitures) under all plans described in Paragraphs (a)(1) and (a)(2) of Section 14.2 of not less than three percent (3%) of the Eligible Employee’s Compensation for the Plan Year. Elective deferrals to such plans shall not be used to meet the minimum contribution requirements of this Subsection. Employer matching contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of section 416(c)(2) of the Code. Employer matching contributions that are used to satisfy the minimum contribution requirements shall be treated as matching contributions for purposes of section 401(m) of the Code.

(b) The percentage set forth in Subsection (a) shall be reduced to the percentage at which contributions, including forfeitures, are made (or are required to be made) for a Plan Year for the Key Employee for whom such percentage is the highest for that Plan Year. This percentage shall be determined for each Key Employee by dividing the contribution for such Key Employee by his Compensation for the Plan Year. All defined contribution plans required to be included in an Aggregation Group shall be treated as one plan for the purpose of this Section; however, this Section shall not apply to any plan which is required to be included in the Aggregation Group if such plan enables a defined benefit plan in the group to meet the requirements of section 401(a)(4) or section 410 of the Code.

(c) If a Non-Key Employee described in Subsection (a) participates in both a defined benefit plan and a defined contribution plan described in Paragraphs (a)(1) and (a)(2) of Section 14.2, the Participating Company is not required to provide such Employee with both the minimum benefit under the defined benefit plan and the minimum contribution. In such event, the Non-Key Employee shall not receive the minimum contribution described in this Section if he has the minimum benefit required by section 416 of the Code under the defined benefit Top-Heavy Plan.

14.4 Vesting.

(a) Each Participant with one or more Hours of Service in a Plan Year in which the Plan is a Top-Heavy Plan, who has accrued three or more Years of Service shall be fully vested in his Retirement Savings Contribution Account.

(b) If the Plan ceases to be a Top-Heavy Plan, the vesting schedule described in Section 6.1 shall again apply to all Years of Service, except with respect to those Participants who are then fully vested.

14.5 Social Security. The Plan, for each Plan Year in which it is a Top-Heavy Plan, must meet the requirements of this Article without regard to any Social Security or similar contributions or benefits.

ARTICLE XV

GENERAL PROVISIONS

15.1 No Employment Rights. Neither the action of the Company in establishing the Plan, nor of any Participating Company in adopting the Plan, nor any provisions of the Plan, nor any action taken by the Company, any Participating Company or the Committee shall be construed as giving to any Employee the right to be retained in the employ of the Company or any Participating Company, or any right to payment except to the extent of the benefits provided in the Plan to be paid from the Fund.

15.2 Governing Law. Except to the extent superseded by ERISA, all questions pertaining to the validity, construction, and operation of the Plan shall be determined in accordance with the laws of the state in which the principal place of business of the Company is located.

15.3 Severability of Provisions. If any provision of this Plan is determined to be void by any court of competent jurisdiction, the Plan shall continue to operate and, for the purposes of the jurisdiction of that court only, shall be deemed not to include the provisions determined to be void.

15.4 No Interest in Fund. No person shall have any interest in, or right to, any part of the principal or income of the Fund, except as and to the extent expressly provided in this Plan and in the Trust Agreement.

15.5 Spendthrift Clause. No benefit payable at any time under this Plan and no interest or expectancy herein shall be anticipated, assigned, or alienated by any Participant or beneficiary, or subject to attachment, garnishment, levy, execution, or other legal or equitable process, except for (1) a Federal tax levy made pursuant to section 6331 of the Code, (2) any benefit payable pursuant to a qualified domestic relations order, or (3) an offset of a Participant’s benefits for certain judgments or settlements described in section 401(a)(13)(C) of the Code. Any attempt to alienate or assign a benefit hereunder, whether currently or hereafter payable, shall be void.

15.6 Incapacity. If the Committee deems any Participant or beneficiary who is entitled to receive payments hereunder incapable of receiving or disbursing the same by reason of Age, illness, infirmity, or incapacity of any kind, the Committee may direct the Trustee to apply such payments directly for the comfort, support, and maintenance of such Participant or beneficiary, or to pay the same to any responsible person caring for the Participant or beneficiary who is determined by the Committee to be qualified to receive and disburse such payments for the Participant’s or beneficiary’s benefit; and the receipt of such person shall be a complete acquaintance for the payment of the benefit. Payments pursuant to this Section shall be complete discharge to the extent thereof of any and all liability of the Participating Companies, the Committee, the Trustee, and the Fund.

15.7 Withholding. The Committee and the Trustee shall have the right to withhold any and all state, local, and Federal taxes which may be withheld in accordance with applicable law.

15.8 Missing Persons. Neither the Trustee nor any Participating Company shall be obliged to search for or ascertain the whereabouts of any individual entitled to benefits under the Plan. Any individual entitled to benefits under the Plan who does not file a timely claim for his benefits will be allowed to file a claim at any later date, and payment of his benefits will commence after that later date, except that, in the event the Participating Company is satisfied that a Participant has no spouse or that a Participant’s spouse cannot be located (as described in Section 5.7), and the Participant is in fact married or the spouse is later located, whichever is applicable, such spouse shall not be deemed an individual entitled to benefits under the Plan.

ARTICLE XVI

RIGHTS OF ALTERNATE PAYEES

16.1 General . Except as otherwise provided in this Article, an Alternate Payee shall have no rights to a Participant’s benefit and shall have no rights under this Plan other than those rights specifically granted to the Alternate Payee pursuant to a Qualified Domestic Relations Order. Notwithstanding the foregoing, an Alternate Payee shall have the right to appeal the denial of a claim for any benefits awarded to the Alternate Payee pursuant to a Qualified Domestic Relations Order, as provided in Section 11.4. Any interest of an Alternate Payee in the Accounts of a Participant, other than an interest payable solely upon the Participant’s death pursuant to a Qualified Domestic Relations Order which provides that the Alternate Payee shall be treated as the Participant’s surviving spouse, shall be separately accounted for by the Trustee in the name and for the benefit of the Alternate Payee.

16.2 Distribution.

(a) Notwithstanding anything in this Plan to the contrary, a Qualified Domestic Relations Order may provide that any benefits of a Participant payable to an Alternate Payee shall be distributed immediately or at any other time specified in the order. If the order does not specify the time at which benefits shall be payable to the Alternate Payee, the benefits shall be distributed to the Alternate Payee immediately.

(b) If a Qualified Domestic Relations Order does not provide the form of distribution of benefits payable to an Alternate Payee, the Alternate Payee shall have the right to elect distribution in any form provided under Article V, except that benefits to be paid in installments may not be paid over a period exceeding the life expectancy of the Alternate Payee, determined as of the date of the first distribution.

16.3 Investment Direction. An Alternate Payee shall have the right to direct the investment of any portion of a Participant’s Account payable to the Alternate Payee in the same manner as provided in Article XII with respect to a Participant.

SCHEDULE A

PARTICIPATING BARGAINING UNITS

Paper, Allied-Industrial, Chemical and Energy Workers

International Union, Local #5-477

Paper, Allied Industrial, Chemical and Energy Workers

International Union, Local #5-857

Miscellaneous Warehousemen, Drivers and Helpers Union,

Local #986, International Brotherhood of Teamsters

Miscellaneous Warehousemen, Drivers and Helpers Union,

Local #315, International Brotherhood of Teamsters

Miscellaneous Warehousemen, Drivers and Helpers Union,

Local #287, International Brotherhood of Teamsters

SCHEDULE B

PERIODIC PAYMENT OPTIONS

Effective for Benefit Commencement Dates prior to March 1, 2004, a Participant who has taken normal, early or incapacity retirement under the DuPont Pension and Retirement Plan and who is entitled to receive a distribution of his Account under Article V may elect to receive his distribution in one of the following periodic payment options:

(a)	Variable periodic payments,

(b)	Lifetime periodic payments,

(c)	Fixed periodic payments, or

(d)	Level periodic payments,

All periodic payment options shall be made under the terms of the Plan as in effect immediately prior to January 1, 2004. Effective for Benefit Commencement Dates on and after March 1, 2004, the only form of payment available shall be a single sum.

SCHEDULE C

MINIMUM DISTRIBUTION REQUIREMENTS

Section 1. General Rules

1.1. Effective Date. The provisions of this Schedule will apply for purposes of determining required minimum distributions for calendar years beginning with the 2003 calendar year.

1.2. Precedence. The requirements of this Schedule will take precedence over any inconsistent provisions of the Plan.

1.3. Requirements of Treasury Regulations Incorporated. All distributions required under this Schedule will be determined and made in accordance with the Treasury regulations under section 401(a)(9) of the Code.

1.4. TETRA Section 242(b)(2) Elections. Notwithstanding the other provisions of this Schedule, distributions may be made under a designation made before January 1, 1984, in accordance with section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (TETRA) and the provisions of the Plan that relate to section 242(b)(2) of TETRA.

Section 2. Time and Manner of Distribution.

2.1. Required Beginning Date. The Participant’s entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant’s required beginning date.

2.2. Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant’s entire interest will be distributed, or begin to be distributed, no later than as follows:

(a) If the Participant’s surviving spouse is the Participant’s sole designated beneficiary, then distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70 1/2, if later.

(b) If the Participant’s surviving spouse is not the Participant’s sole designated beneficiary, then distributions to the designated beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.

(c) If there is no designated beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(d) If the Participant’s surviving spouse is the Participant’s sole designated beneficiary and the surviving spouse dies after the Participant but before distributions to the surviving spouse begin, this Section 2.2, other than Section 2.2(a), will apply as if the surviving spouse were the Participant.

For purposes of this Section 2.2 and Section 4, unless Section 2.2(d) applies, distributions are considered to begin on the Participant’s required beginning date. If Section 2.2(d) applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under Section 2.2(a). If distributions under an annuity purchased from an insurance company irrevocably commence to the Participant before the Participant’s required beginning date (or to the Participant’s surviving spouse before the date distributions are required to begin to the surviving spouse under Section 2.2(a)), the date distributions are considered to begin is the date distributions actually commence.

2.3. Forms of Distribution. Unless the Participant’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the required beginning date, as of the first distribution calendar year distributions will be made in accordance with Sections 3 and 4 of this Schedule. If the Participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of section 401(a)(9) of the Code and the Treasury regulations.

Section 3. Required Minimum Distributions During Participant’s Lifetime.

3.1. Amount of Required Minimum Distribution For Each Distribution Calendar Year. During the Participant’s lifetime, the minimum amount that will be distributed for each distribution calendar year is the lesser of:

(a) the quotient obtained by dividing the Participant’s account balance by the distribution period in the Uniform Lifetime Table set forth in section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s age as of the Participant’s birthday in the distribution calendar year; or

(b) if the Participant’s sole designated beneficiary for the distribution calendar year is the Participant’s spouse, the quotient obtained by dividing the Participant’s account balance by the number in the Joint and Last Survivor Table set forth in section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s and spouse’s attained ages as of the Participant’s and spouse’s birthdays in the distribution calendar year.

3.2. Lifetime Required Minimum Distributions Continue Through Year of Participant’s Death. Required minimum distributions will be determined under this Section 3 beginning with the first distribution calendar year and up to and including the distribution calendar year that includes the Participant’s date of death.

Section 4. Required Minimum Distributions After Participant’s Death.

4.1. Death On or After Date Distributions Begin.

(a) Participant Survived by Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the longer of the remaining life expectancy of the Participant or the remaining life expectancy of the Participant’s designated beneficiary, determined as follows:

(1) The Participant’s remaining life expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(2) If the Participant’s surviving spouse is the Participant’s sole designated beneficiary, the remaining life expectancy of the surviving spouse is calculated for each distribution calendar year after the year of the Participant’s death using the surviving spouse’s age as of the spouse’s birthday in that year. For distribution calendar years after the year of the surviving spouse’s death, the remaining life expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse’s birthday in the calendar year of the spouse’s death, reduced by one for each subsequent calendar year.

(3) If the Participant’s surviving spouse is not the Participant’s sole designated beneficiary, the designated beneficiary’s remaining life expectancy is calculated using the age of the beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.

(b) No Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is no designated beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the Participant’s remaining life expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

4.2. Death Before Date Distributions Begin.

(a) Participant Survived by Designated Beneficiary. If the Participant dies before the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the remaining life expectancy of the Participant’s designated beneficiary, determined as provided in Section 4.1.

(b) No Designated Beneficiary. If the Participant dies before the date distributions begin and there is no designated beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(c) Death of Surviving Spouse Before Distributions to Surviving Spouse Are Required to Begin. If the Participant dies before the date distributions begin, the Participant’s surviving spouse is the Participant’s sole designated beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse under Section 2.2(a), this Section 4.2 will apply as if the surviving spouse were the Participant.

Section 5. Definitions.

5.1. Designated beneficiary. The individual who is designated as the beneficiary under Section 5.7 of the Plan and is the designated beneficiary under section 401(a)(9) of the Code and section 1.401(a)(9)-1, Q&A-4, of the Treasury regulations.

5.2. Distribution calendar year. A calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Participant’s required beginning date. For distributions beginning after the Participant’s death, the first distribution calendar year is the calendar year in which distributions are required to begin under Section 2.2. The required minimum distribution for the Participant’s first distribution calendar year will be made on or before the Participant’s required beginning date. The required minimum distribution for other distribution calendar years, including the required minimum distribution for the distribution calendar year in which the Participant’s required beginning date occurs, will be made on or before December 31 of that distribution calendar year.

5.3. Life expectancy. Life expectancy as computed by use of the Single Life Table in section 1.401(a)(9)-9 of the Treasury regulations.

5.4. Participant’s account balance. The account balance as of the last valuation date in the calendar year immediately preceding the distribution calendar year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the account balance as of dates in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date. The account balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the distribution calendar year if distributed or transferred in the valuation calendar year.

5.5 Required beginning date. The date specified in the definition of “Required Beginning Date” set forth in Article I of the Plan.